Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 Media@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports First Quarter 2018 Net Income of $242 million
Total Auto Originations of $6.3 Billion Increased 18% YoY, with Increased Volume Across All Origination Channels
Dallas, TX (April 24, 2018) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the first quarter ended March 31, 2018 (“Q1 2018”) of $242 million, or $0.67 per diluted common share.
The Company has declared a cash dividend of $0.05 per share, to be paid on May 14, 2018, to shareholders of record as of the close of business on May 4, 2018.
“Our focus has been on optimizing pricing, ensuring strong credit risk management and improving dealer and customer experience,” said Scott Powell, SC President and CEO, who is also CEO of Santander US. “We delivered strong financial performance in the first quarter and increased originations across all of our channels, including Chrysler loans and leases.”

Juan Carlos Alvarez, Chief Financial Officer, added, “During the quarter we saw continued stabilization in credit performance with a lower net-charge-off ratio and stable delinquency ratios compared to the first quarter of last year. This led to strong financial performance in the first quarter and we remain focused on increasing volume with the appropriate risk-adjusted returns and disciplined expense management.”

Q1 2018 Highlights (variances compared to the first quarter of 2017 (“Q1 2017”), unless otherwise noted):

•	Total auto originations of $6.3 billion, up 18%

◦	Core retail auto loan originations of $2.3 billion, up 4%

◦	Chrysler Capital loan originations of $1.9 billion, up 24%

◦	Chrysler Capital lease originations of $2.1 billion, up 31%

•	Chrysler average quarterly penetration rate of 28%, up from 23% during the same quarter last year

•	Net finance and other interest income of $1.0 billion, decreased 8%

◦	Net leased vehicle income of $146 million, increased 14%

•	Retail Installment Contract “RIC” gross charge-off ratio of 18.5%, up 40 basis points

•	RIC net charge-off ratio of 8.3%, down 50 basis points

•	Troubled Debt Restructuring (“TDR”) balance of $6.0 billion, down from $6.3 billion as of December 31, 2017

•	Auction-plus recovery rate of 55.1%, up 400 basis points

•	Return on average assets of 2.4%, up from 1.5%

•	Common equity tier 1 (“CET1”) ratio of 16.9%, up from 13.8%

•	Expense ratio of 2.4%, flat

•	Asset sales of $1.5 billion executed through the Santander flow agreement

•	$3.3 billion in asset-backed securities “ABS” offered and sold

•	Launched pilot program with Santander Bank, N. A. to facilitate the origination and servicing of primarily Chrysler loans

•	Reached agreements with AutoFi and AutoGravity expanding SC's digital partnerships in an effort to further streamline and simplify the car-buying process for consumers

Subsequent Events:

•	Completed prime auto loan portfolio conversion with a new third party increasing serviced for others balance by $1.0 billion

•	$1.0 billion in ABS offered and sold via the SDART platform

Finance receivables, loans and leases, net1 of $34.8 billion, flat compared to $34.8 billion at December 31, 2017.

Net finance and other interest income decreased 8 percent to $1.0 billion in Q1 2018 from $1.1 billion in Q1 2017, primarily driven by lower average RIC balances and an increase in benchmark rates.

Servicing fee income decreased 17 percent to $26 million in Q1 2018, from $32 million in Q1 2017, driven by lower prime originations and lower prime asset sales. SC's serviced for others portfolio of $8.7 billion as of Q1 2018 is down 21 percent from $11.0 billion the prior year quarter.

RIC delinquency ratio2 of 3.8 percent in Q1 2018 was stable compared to 3.9 percent in Q1 2017.

RIC net charge-off ratio3 improved to 8.3 percent in Q1 2018 from 8.8 percent in Q1 2017. Provision for credit losses decreased to $459 million in Q1 2018 from $635 million the prior year quarter.
Allowance ratio4 decreased 30 basis points, to 12.3 percent at the end of Q1 2018, from 12.6 percent at the end of Q4 2017.

Recorded net investment losses of $87 million in Q1 2018, compared to net investment losses of $76 million in Q1 2017. The current period losses were primarily driven by held for sale accounting for SC's personal lending portfolio5. Excluding the impact of personal lending, net investment losses totaled $28 million.

During Q1 2018 SC incurred $288 million of operating expenses, down 6 percent from $305 million in Q1 2017. SC's expense ratio of 2.4 percent for the quarter, was flat compared to 2.4 percent during the same period last year.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency ratio is defined as the ratio of end of period delinquent principal over 60 days to end of period gross balance of the respective portfolio, excludes capital leases.
3Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
4 Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $39 million and finance receivables and personal loans held for sale of $1.6 billion.
5The current period losses were primarily driven by $59 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $106 million in customer default activity, partially offset by a $47 million decrease in market discount, consistent with typical seasonal patterns.

Conference Call Information
SC will host a conference call and webcast to discuss its Q1 2018 results and other general matters at 9:00 a.m. Eastern Time on Tuesday, April 24, 2018. The conference call will be accessible by dialing 888-394-8218 (U.S. domestic), or 323-701-0225 (international), conference ID 7441298. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q1 2018 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 7441298, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal control over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with Fiat Chrysler Automobiles US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has an average managed asset portfolio of approximately $48 billion (as of March 31, 2018), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
First Quarter 2018

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12
Table 8: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$618,809	$527,805
Finance receivables held for sale, net	1,611,535	2,210,421
Finance receivables held for investment, net	22,587,358	22,427,769
Restricted cash	2,895,615	2,553,902
Accrued interest receivable	269,258	326,640
Leased vehicles, net	10,612,824	10,160,327
Furniture and equipment, net	65,961	69,609
Federal, state and other income taxes receivable	99,099	95,060
Related party taxes receivable	634	467
Goodwill	74,056	74,056
Intangible assets	31,088	29,734
Due from affiliates	53,408	33,270
Other assets	1,125,543	913,244
Total assets	$40,045,188	$39,422,304
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$5,294,358	$4,848,316
Notes payable — secured structured financings	22,862,607	22,557,895
Notes payable — related party	3,148,194	3,754,223
Accrued interest payable	38,375	38,529
Accounts payable and accrued expenses	430,361	429,531
Deferred tax liabilities, net	966,444	897,121
Due to affiliates	103,012	82,382
Other liabilities	475,822	333,806
Total liabilities	$33,319,173	$32,941,803

Equity:
Common stock, $0.01 par value	3,610	3,605
Additional paid-in capital	1,689,996	1,681,558
Accumulated other comprehensive income, net	63,211	44,262
Retained earnings	4,969,198	4,751,076
Total stockholders’ equity	$6,726,015	$6,480,501
Total liabilities and equity	$40,045,188	$39,422,304

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2018	2017
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,114,137	$1,209,186
Leased vehicle income	504,278	418,233
Other finance and interest income	7,137	3,825
Total finance and other interest income	1,625,552	1,631,244
Interest expense	241,028	227,089
Leased vehicle expense	358,683	290,171
Net finance and other interest income	1,025,841	1,113,984
Provision for credit losses	458,995	635,013
Net finance and other interest income after provision for credit losses	566,846	478,971
Profit sharing	4,377	7,945
Net finance and other interest income after provision for credit losses and profit sharing	562,469	471,026
Investment losses, net	(86,520)	(76,399)
Servicing fee income	26,182	31,684
Fees, commissions, and other	85,391	100,195
Total other income	25,053	55,480
Compensation expense	122,005	136,262
Repossession expense	72,081	71,299
Other operating costs	93,826	97,517
Total operating expenses	287,912	305,078
Income before income taxes	299,610	221,428
Income tax expense	57,311	78,001
Net income	$242,299	$143,427

Net income per common share (basic)	$0.67	$0.40
Net income per common share (diluted)	$0.67	$0.40
Dividend paid per common share	$0.05	$—
Weighted average common shares (basic)	360,703,234	359,105,050
Weighted average common shares (diluted)	361,616,732	360,616,032

Table 3: Other Financial Information

	Three Months Ended March 31,
	2018	2017
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	15.2%	15.7%
Yield on purchased receivables portfolios	27.6%	20.2%
Yield on receivables from dealers	3.1%	5.3%
Yield on personal loans (1)	24.5%	24.8%
Yield on earning assets (2)	12.7%	13.5%
Cost of debt (3)	3.1%	2.9%
Net interest margin (4)	10.3%	11.2%
Expense ratio (5)	2.4%	2.4%
Return on average assets (6)	2.4%	1.5%
Return on average equity (7)	14.7%	10.8%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.3%	8.8%
Net charge-off ratio on purchased receivables portfolios (8)	(4.2)%	0.6%
Net charge-off ratio on personal loans (8)	49.9%	78.5%
Net charge-off ratio (8)	8.3%	8.8%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	3.8%	3.9%
Delinquency ratio on personal loans, end of period (9)	11.7%	12.0%
Delinquency ratio on loans held for investment, end of period (9)	3.8%	3.8%
Allowance ratio (10)	12.3%	12.7%
Common stock dividend payout ratio (11)	7.5%	—%
Common Equity Tier 1 capital ratio (12)	16.9%	13.8%
Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$537,792	$598,933
Charge-offs, net of recoveries, on purchased receivables portfolios	(428)	353
Charge-offs, net of recoveries, on personal loans	749	3,458
Charge-offs, net of recoveries, on capital leases	306	1,314
Total charge-offs, net of recoveries	$538,419	$604,058
End of period delinquent principal over 60 days, individually acquired retail installment contracts held for investment	984,755	1,044,288
End of period delinquent principal over 60 days, personal loans	162,061	169,429
End of period delinquent principal over 60 days, loans held for investment	986,886	1,049,030
End of period assets covered by allowance for credit losses	26,028,935	27,188,404
End of period gross individually acquired retail installment contracts held for investment	25,986,531	27,074,856
End of period gross personal loans	1,387,713	1,414,313
End of period gross finance receivables and loans held for investment	26,046,356	27,371,719
End of period gross finance receivables, loans, and leases held for investment	37,720,946	37,447,052
Average gross individually acquired retail installment contracts held for investment	25,911,063	27,089,438
Average gross personal loans held for investment	6,010	17,610
Average gross individually acquired retail installment contracts held for investment and held for sale	26,820,166	28,200,907
Average gross purchased receivables portfolios	41,209	220,786
Average gross receivables from dealers	15,651	70,165
Average gross personal loans	1,459,308	1,488,665
Average gross capital leases	22,474	30,599
Average gross finance receivables and loans	$28,358,808	$30,011,122
Average gross operating leases	11,441,789	9,849,077
Average gross finance receivables, loans, and leases	39,800,597	39,860,199
Average managed assets	48,421,303	51,229,729
Average total assets	39,694,041	38,910,193
Average debt	31,208,250	31,553,342
Average total equity	6,579,416	5,325,581

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.

(12)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for individually acquired retail installment contracts for the three months ended March 31, 2018 and 2017 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended March 31,
	2018	2017
Credit loss allowance — beginning of period	$3,261,135	$3,411,055
Provision for credit losses	458,679	629,097
Charge-offs	(1,199,021)	(1,224,697)
Recoveries	661,229	625,764
Credit loss allowance — end of period	$3,182,022	$3,441,219

Net charge-offs	$537,792	$598,933
Average unpaid principal balance	25,911,063	27,089,438
Net charge-off ratio[1]	8.3%	8.8%

A summary of delinquencies of our individually acquired retail installment contracts as of March 31, 2018 and December 31, 2017 is as follows (Unaudited, Dollar amounts in thousands):

	March 31, 2018[2]		December 31, 2017[2]
Principal 30-59 days past due	$2,234,126	8.6%	$2,822,686	10.9%
Delinquent principal over 59 days[3]	1,087,491	4.2%	1,541,728	5.9%
Total delinquent contracts	$3,321,617	12.8%	$4,364,414	16.9%

Within the total delinquent principal above, retail installment contracts acquired individually held for investment that were placed on nonaccrual status, as of March 31, 2018 and December 31, 2017 (Unaudited, Dollar amounts in thousands):

	March 31, 2018[2]		December 31, 2017[2]
Non-TDR	$470,674	1.8%	$666,926	2.6%
TDR	1,346,148	5.2%	1,390,373	5.4%
Total nonaccrual principal	$1,816,822	7.0%	$2,057,299	7.9%
The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of March 31, 2018 and December 31, 2017 (Unaudited, Dollar amounts in thousands):

	March 31, 2018	December 31, 2017
TDR - Unpaid principal balance	$5,998,768	$6,261,894
TDR - Impairment	1,595,465	1,731,320
TDR allowance ratio	26.6%	27.6%

Non-TDR - Unpaid principal balance	$19,987,763	$19,681,394
Non-TDR - Allowance	1,586,557	1,529,815
Non-TDR allowance ratio	7.9%	7.8%

Total - Unpaid principal balance	$25,986,531	$25,943,288
Total - Allowance	3,182,022	3,261,135
Total allowance ratio	12.2%	12.6%

1“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio
2Percent of unpaid principal balance.
3Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations
The Company's originations of individually acquired loans and leases, including revolving loans, average APR, and discount were as follows:

	Three Months Ended		Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,866,494	$3,185,373	$3,014,433
Average APR	16.1%	17.0%	14.0%
Average FICO® (a)	611	593	631
Discount	0.3%	0.4%	0.2%

Personal loans (b)	$273,328	$287,696	$528,705
Average APR	26.0%	25.3%	25.7%

Leased vehicles	$2,093,604	$1,600,659	$1,294,256

Capital lease	$2,398	$1,177	$4,640
Total originations retained	$6,235,824	$5,074,905	$4,842,034

Sold Originations (c)
Retail installment contracts	$386,956	$601,205	$—
Average APR	6.8%	5.8%	—%
Average FICO® (d)	732	727	—
Total originations sold	$386,956	$601,205	$—

Total originations	$6,622,780	$5,676,110	$4,842,034

(a)
Unpaid principal balance excluded from the weighted average FICO score is $461 million, $443 million, and $372 million for the three months ended March 31, 2018 and 2017, and the three months ended December 31, 2017, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $54 million, $40 million, and $68 million, respectively, were commercial loans.

(b)
Effective as of three months ended December 31, 2017, the Company revised its approach to define origination volumes for Personal Loans to include new originations, gross of paydowns and charge-offs, related to customers who took additional advances on existing accounts (including capitalized late fees, interest and other charges), and newly opened accounts. In the prior periods, the Company reported net balance increases on personal loans as origination volume. Included in the total origination volume is $17 million , $23 million and $132 million for the three months ended March 31, 2018 and 2017, and the three months ended December 31, 2017, respectively, related to newly opened accounts.

(c)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(d)
Unpaid principal balance excluded from the weighted average FICO score is $32 million, $80 million, and zero for the three months ended March 31, 2018 and 2017, and the three months ended December 31, 2017, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $20 million, $31 million, and zero, respectively, were commercial loans.

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. During the three months ended March 31, 2018, the Company facilitated the purchase of $24 million of retail installment contacts.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$1,475,253	$930,590	$—
Average APR	6.5%	5.9%	—%
Average FICO®	727	726	—

Total asset sales	$1,475,253	$930,590	$—

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of March 31, 2018, and December 31, 2017, are as follows:

	March 31, 2018	December 31, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$26,025,703	$25,986,532
Average APR	16.6%	16.5%
Discount	1.4%	1.5%

Personal loans	$5,158	$6,887
Average APR	31.8%	31.8%

Receivables from dealers	$15,495	$15,787
Average APR	4.2%	4.2%

Leased vehicles	$11,652,841	$11,175,602

Capital leases	$21,750	$22,857

Table 8: Reconciliation of Non-GAAP Measures

	March 31, 2018	March 31, 2017
	(Unaudited, Dollar amounts in thousands)
Total equity	$6,726,015	$5,418,998
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	169,870	182,156
Deduct: Accumulated other comprehensive income (loss), net	63,211	35,504
Tier 1 common capital	$6,492,934	$5,201,338
Risk weighted assets (a)	$38,517,988	$37,799,513
Common Equity Tier 1 capital ratio (b)	16.9%	13.8%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.